Exhibit 99.1

New Mountain Finance Corporation Declares a Special Distribution and Announces the Extension of its Stock Repurchase Program

NEW YORK--(BUSINESS WIRE)—December 13, 2023--New Mountain Finance Corporation (NASDAQ: NMFC) (“NMFC” or “the Company”) today announced that on December 8, 2023, its board of directors declared a special distribution of the Company’s excess undistributed taxable income. The special distribution will be in the amount of $0.10 per share payable on December 29, 2023 to shareholders of record as of December 22, 2023. The special distribution is driven primarily from the gain realized on our investment in Haven Midstream Holdings LLC, which, due to unique circumstances, was treated as taxable ordinary income. Regulated investment company rules require distribution of at least 90% of annual ordinary taxable income. This special distribution is being made to enable NMFC to comply with this requirement.

In addition, the Company’s board of directors authorized an extension of a previously established stock repurchase program (the “Repurchase Program”). Pursuant to the Repurchase Program, the Company can repurchase up to $50 million worth of its common stock at the discretion of NMFC’s management team. The Repurchase Program was set to expire on December 31, 2023, but the Company’s board of directors elected to extend the Repurchase Program through December 31, 2024. Under the Repurchase Program, NMFC may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time provided that NMFC complies with the prohibitions under its Code of Ethics and the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended, including certain price, market volume and timing constraints. Unless further extended by NMFC’s board of directors, the Company expects the Repurchase Program to be in place until the earlier of December 31, 2024 or until $50 million worth of NMFC’s outstanding shares of common stock have been repurchased. To date, approximately $2.9 million worth of repurchases have been made by the Company under the Repurchase Program.

The Company’s board of directors authorized the extension of the Repurchase Program because it believes that sustained market volatility and uncertainty may cause NMFC’s common stock to be undervalued from time to time. The timing and number of shares to be repurchased will depend on a number of factors, including market conditions and alternative investment opportunities. In addition, any subsequent repurchases will also be conducted in accordance with the Investment Company Act of 1940, as amended. There are no assurances that the Company will engage in additional repurchases, but if market conditions warrant, the Company now has an extended period of time to take advantage of situations where NMFC’s management believes share repurchases would be advantageous to the Company and to its shareholders.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation (NASDAQ: NMFC) is a leading business development company (BDC) focused on providing direct lending solutions to U.S. middle market companies backed by top private equity sponsors. Our portfolio consists primarily of senior secured loans, and select junior capital positions, to growing businesses in defensive industries that offer attractive risk-adjusted returns. Our differentiated investment approach leverages the deep sector knowledge and operating resources of New Mountain Capital, a global investment firm with over $45 billion of assets under management as of September 30, 2023.

ABOUT NEW MOUNTAIN CAPITAL

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, credit and net lease investment strategies with over $45 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to the Company’s business, including, but not limited to, the timing and the number of shares to be repurchased, if any, under the Repurchase Program, future operations, future performance or the Company’s financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the current conflict between Russia and Ukraine, conflict in the Middle East, changes in base interest rates and significant volatility on the Company’s business, portfolio companies, the Company’s industry and the global economy. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission or factors that are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein, except as may be required by law. All forward-looking statements speak only as of the time of this press release.

Contact

New Mountain Finance Corporation
Investor Relations
Laura C. Holson, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505